                                                                    EXHIBIT 99.2

FOR IMMEDIATE RELEASE
                                                                    NEWS RELEASE

For More Information Contact:

              Dennis Wolf                       Dave Ranhoff
              Executive Vice President          Executive Vice President
              (510) 657-7400                    (510) 657-7400


             CREDENCE SYSTEMS CORPORATION ANNOUNCES RESIGNATION OF WILMER BOTTOMS AS CHAIRMAN, DIRECTOR AND CHIEF EXECUTIVE OFFICER

     FREMONT, Calif.--December 8, 1998--Credence Systems Corporation ("Credence" or the "Company") (Nasdaq NMS: CMOS) announced the resignation of Wilmer Bottoms, as chairman of the board of directors, board member, and chief executive officer effective today. The Company also formed a new office of the president and has appointed Dennis Wolf, its executive vice president and chief financial officer, and David Ranhoff, its executive vice president, to hold such office until a new chief executive officer is named. The Company also named William Howard as Chairman of the Board of Directors. The Company is launching a search for a chief executive officer.

     Dr. Howard, the newly appointed Chairman of the Board of Credence, commented that "Credence, its employees and stockholders have benefited greatly from the many significant contributions Bill Bottoms has made to the Company during the past fifteen years. I'm very confident that the new product positioning and experienced management team currently in place will provide the elements for continued success."

     Dr. Howard has served as a Director of the Company since February 1995. He held various management positions at Motorola, Inc. between 1969 to 1987, most recently as Senior Vice President and Director of Research and Development. Dr. Howard was a Senior Fellow at the National Academy of Engineering conducting studies of technology management. Dr. Howard serves on the Board of Directors of VLSI Technology, Inc., BEI Electronics, Inc., Ramtron International, Inc. and Xilinx, Inc. as well as several private companies.


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